FOR IMMEDIATE RELEASE	CONTACT:
Thursday, November 1, 2012	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2012 Results

West Des Moines, Iowa, November 1, 2012 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2012	2011
Net income attributable to FBL	$20,476	$27,069
Net income from continuing operations	20,487	15,714
Operating income	18,746	16,250
Earnings per common share (assuming dilution):
Net income	0.76	0.86
Net income from continuing operations	0.76	0.50
Operating income	0.70	0.52

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the third quarter of 2012 of $20.5 million, or $0.76 per diluted common share compared to $27.1 million, or $0.86 per diluted common share, for the third quarter of 2011. Net income from continuing operations for the third quarter of 2012 was $20.5 million, or $0.76 per diluted common share compared to $15.7 million, or $0.50 per diluted common share, for the third quarter of 2011.

Operating Income(1). Operating income totaled $18.7 million, or $0.70 per common share, for the third quarter of 2012, compared to $16.3 million, or $0.52 per common share, for the third quarter of 2011. Third quarter 2012 operating income reflects strong underlying results, increased investment fee income and the unfavorable impact of $0.13 per share from unlocking assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report another quarter of strong financial results with net income of $0.76 per share and operating income of $0.70 per share. This reflects the sound fundamentals of Farm Bureau Life Insurance Company and the execution of our capital management plans. Given the challenges of the macroeconomic environment, we continue to maintain a strong capital position, prudently manage expenses and emphasize life insurance sales, which were up 11 percent during the quarter," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "The ongoing repurchase of FBL Financial Group stock, with 0.9 million shares repurchased during the third quarter, results in year-to-date repurchases of 5.0 million shares. This is significant as it is 16 percent of our total common shares outstanding as of the beginning of the year."

Product Revenues. Premiums and product charges for the third quarter of 2012 totaled $67.5 million compared to $65.1 million in the third quarter of 2011. Traditional life insurance premiums increased four percent while interest sensitive product charges increased three percent during the quarter.
Premiums collected(2) in the third quarter of 2012 totaled $139.1 million compared to $150.5 million in the third quarter of 2011. Life insurance premiums collected increased 11 percent, while annuity premiums collected declined 18 percent, reflecting the focus on life insurance sales and the suspension of certain annuity products due to the low interest rate environment.
Investment Income. Net investment income in the third quarter of 2012 totaled $93.5 million compared to $85.5 million in the third quarter of 2011. The increase is due to an increase in average invested assets and an increase in investment fee income, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 5.92 percent for the nine months ended September 30, 2012, compared to 6.02 percent for the nine months ended September 30, 2011. At September 30, 2012, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.
Net Realized Gains/Losses on Investments. In the third quarter of 2012, FBL Financial Group recognized net realized gains on investments of $1.5 million. The net realized gain on investments of $1.5 million is attributable to gains on sales of $5.4 million and impairments of $3.9 million.
Unlocking. During the third quarter of 2012, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves to better reflect a continuation of the low interest rate environment. This unlocking resulted in the unfavorable impact of $0.13 per share after-tax.
Capital and Book Value Increase. As of September 30, 2012, the book value per share of FBL Financial Group common stock totaled $46.40, an increase from $39.13 at December 31, 2011. This reflects positive operating results, continued improvement in the valuation of FBL Financial Group's investment portfolio and repurchasing shares at a discount to book value. Book value per share, excluding accumulated other comprehensive income(3), increased to $35.28 at September 30, 2012 from $33.33 at December 31, 2011. The September 30, 2012 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the quarter to approximately 511 percent.
Stock Repurchases. During the quarter, FBL repurchased 888,416 shares for a cost of $27.7 million, including expenses, via open market repurchases. Year to date, FBL has repurchased 5.0 million shares for a cost of $164.2 million, via open market and block trade repurchases. The year to date repurchases represent 16 percent of the total common shares outstanding as of December 31, 2011. FBL has approximately $22.2 million availability remaining under its stock repurchase program.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.
Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 2, 2012, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.
Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Interest sensitive product charges	$25,638	$24,789	$75,060	$72,964
Traditional life insurance premiums	41,886	40,342	130,917	125,868
Net investment income	93,482	85,451	269,793	257,302
Net realized capital gains on sales of investments	5,379	279	10,669	4,610

Total other-than-temporary impairment losses	(6,208)	21	(21,188)	(12,898)
Non-credit portion in other comprehensive income	2,291	(1,167)	12,070	7,519
Net impairment loss recognized in earnings	(3,917)	(1,146)	(9,118)	(5,379)

Other income	2,891	4,856	13,625	13,835
Total revenues	165,359	154,571	490,946	469,200

Benefits and expenses:
Interest sensitive product benefits	48,640	49,410	147,050	144,251
Traditional life insurance benefits	37,473	35,598	116,925	109,913
Policyholder dividends	3,279	4,109	10,893	12,765
Underwriting, acquisition and insurance expenses	39,939	35,267	107,040	95,770
Interest expense	2,007	1,983	5,972	6,524
Loss on debt redemption	—	—	33	—
Other expenses	3,986	4,886	16,459	15,768
Total benefits and expenses	135,324	131,253	404,372	384,991
	30,035	23,318	86,574	84,209
Income taxes	(10,606)	(7,835)	(29,620)	(26,508)
Equity income, net of related income taxes	1,058	231	3,309	1,019
Net income from continuing operations	20,487	15,714	60,263	58,720
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	—	—	(2,252)	—
Income (loss) from discontinued operations, net of tax	55	11,354	(709)	29,618
Total income (loss) from discontinued operations	55	11,354	(2,961)	29,618
Net income	20,542	27,068	57,302	88,338
Net loss (gain) attributable to noncontrolling interest	(66)	1	52	21
Net income attributable to FBL Financial Group, Inc.	$20,476	$27,069	$57,354	$88,359

Earnings per common share - assuming dilution	$0.76	$0.86	$2.01	$2.83

Weighted average common shares	26,562,068	30,803,109	28,072,997	30,717,388
Effect of dilutive securities	304,593	463,315	350,150	482,585
Weighted average common shares - diluted	26,866,661	31,266,424	28,423,147	31,199,973

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the impact of discontinued operations and loss on debt redemption. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$20,476	$27,069	$57,354	$88,359
Adjustments:
Loss on debt redemption (a)	—	—	22	—
Net impact of discontinued operations (a)	(55)	(11,354)	2,961	(29,618)
Net realized gains/losses on investments (a)	(1,324)	820	(1,297)	952
Change in net unrealized gains/losses on derivatives (a)	(351)	(285)	(461)	(1,213)
Operating income	$18,746	$16,250	$58,579	$58,480

Operating income per common share - assuming dilution	$0.70	$0.52	$2.06	$1.87

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2012	December 31, 2011
Book value per share	$46.40	$39.13
Less: Per share impact of accumulated other comprehensive income	11.12	5.80
Book value per share, excluding accumulated other comprehensive income	$35.28	$33.33

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $288.4 million at September 30, 2012 and $177.8 million at December 31, 2011. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2012	December 31, 2011
Assets
Investments	$7,021,161	$6,397,195
Cash and cash equivalents	129,259	296,339
Deferred acquisition costs	203,298	260,256
Other assets	386,068	340,048
Restricted debt defeasance trust assets	—	211,627
Assets held in separate accounts	634,402	603,903
Total assets	$8,374,188	$8,109,368

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,477,882	$5,146,852
Other policy funds, claims and benefits	620,972	611,724
Debt	147,000	321,226
Other liabilities	287,520	223,234
Liabilities related to separate accounts	634,402	603,903
Total liabilities	7,167,776	6,906,939

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	116,043	129,684
Class B common stock	7,522	7,522
Accumulated other comprehensive income	288,432	177,845
Retained earnings	791,352	884,263
Total FBL Financial Group, Inc. stockholders' equity	1,206,349	1,202,314
Noncontrolling interest	63	115
Total stockholders' equity	1,206,412	1,202,429
Total liabilities and stockholders' equity	$8,374,188	$8,109,368

Common shares outstanding	25,933,271	30,650,634

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